UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2026
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BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33220	33-1151291
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5 Dakota Drive	Lake Success	New York	11042
(Street Address)	(City)	(State)	Zip Code

Registrant’s telephone number, including area code: (516) 472-5400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol	Name of Each Exchange on Which Registered:
Common Stock, par value $0.01 per share	BR	New York Stock Exchange

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 2, 2026, Brett Keller notified Broadridge Financial Solutions, Inc. (“Broadridge” or the “Company”) of his decision to resign as a director from the Board of Directors (the “Board”) of the Company, effective April 30, 2026. Mr. Keller advised the Company that his decision did not result from any disagreement with the Company, its management or the Board on any matter, whether related to the Company’s operations, policies, practices or otherwise.

(d) On February 2, 2026, the Board of Broadridge Financial Solutions, Inc. approved an increase in the Board size from eight members to 10 members and appointed Trish Mosconi and Christopher Perry to the Company’s Board of Directors, effective February 2, 2026. Following the appointment, eight of the 10 Board members are independent, including the Chairperson, Eileen K. Murray. Ms. Mosconi will serve on the Audit and Compensation Committees of the Board.

Ms. Mosconi is a Senior Advisor to chief executive officers and boards of directors in the financial institutions, payments, fintech, digital transformation, and artificial intelligence industries at Boston Consulting Group (“BCG”). Prior to rejoining BCG, Ms. Mosconi was the Executive Advisor to the CEO of Synchrony Financial (“Synchrony”), a Fortune 200 consumer finance services company, and also served as Synchrony’s Executive Vice President, Chief Strategy Officer, where she led Strategy, M&A, Ventures and Strategic Partnerships and was responsible for defining and developing Synchrony’s long-term strategic plan. Prior to Synchrony, Ms. Mosconi was a Managing Director and global leader in BlackRock’s Financial Markets Advisory Group. Ms. Mosconi previously spent nearly 20 years as a senior-level Partner at both BCG and McKinsey & Company, where she founded and grew multiple professional services practices in strategy, operations and technology.

Mr. Perry joined Broadridge in 2014 and has served as the Company’s President since 2020. Previously, he served as the Company’s Corporate Senior Vice President, Global Sales, Marketing and Client Solutions from 2014 to 2020. Mr. Perry leads Broadridge’s overall growth strategy, revenue and profitability along with overseeing the Company’s international expansion, corporate development and impact activities globally. He is responsible for Broadridge’s top clients and partners, and for delivering the Company’s annual sales targets across all Broadridge’s businesses and product lines. Prior to joining Broadridge, Mr. Perry spent 14 years at Thomson Reuters, where he held numerous management and commercial roles within risk management, governance and compliance, pricing, sales and account management. Mr. Perry also serves on the board of directors of Verisk Analytics, Inc. and the Financial Services Institute and is an advisory director and past chair of the board of BritishAmerican Business.

The Board has determined that Ms. Mosconi is an independent director in accordance with the Board’s Corporate Governance Principles and the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission. There is no arrangement or understanding between Ms. Mosconi or Mr. Perry and any other person or persons pursuant to which Ms. Mosconi or Mr. Perry was appointed as a director, and there are and have been no transactions, either since the beginning of the Company's last fiscal year or that are currently proposed, regarding Ms. Mosconi or Mr. Perry that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Mosconi is expected to receive compensation for her service on the Board that is consistent with the compensation received by the other independent directors of the Company, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 2, 2025. Mr. Perry will not receive any additional compensation as a result of his appointment to the Board, and he will not serve as a member of any of the Company’s three standing Board committees, which are comprised solely of independent directors.

The press release issued by the Company on February 2, 2026, announcing Ms. Mosconi’s and Mr. Perry’s appointment is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Broadridge Financial Solutions, Inc. Press Release dated February 2, 2026.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 2, 2026

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Ashima Ghei
Ashima Ghei
Corporate Vice President and
Chief Financial Officer